EXHIBIT 10(h): PAYCHEX, INC. OFFICER PERFORMANCE INCENTIVE PROGRAM FOR THE YEAR ENDED MAY 31, 2000

On July 8, 1999, the Board of Directors (the "Board") approved the Compensation Committee's recommendation to adopt the Paychex, Inc. Officer Performance Incentive Program (the "Program") for the year ended May 31, 2000, as outlined below:

1.   Participants:  All Officers of Paychex, Inc.

2. Maximum Incentive: 40% of base salary for fiscal year 2000 as approved by the Board at the July 8, 1999 Board Meeting.

3. Performance Criteria: The Board has approved the following performance levels for a single measurement - year-over-year net income growth:

     Factor              Minimum        Mid point      Maximum
     -----------         ---------      ---------      ---------
     Net income          $180,829       $184,306       $187,784
     (In thousands)

     % Increase               30%          32.5%            35%

     % Maximum Bonus          25%          62.5%           100%

     % of Pay Earned          10%            25%            40%

     Net income less than $180,829 would earn no bonus.
     Net income greater than $187,784 would earn 100%.
     The percentage of maximum bonus between minimum and target, and target and maximum will be interpolated to the nearest tenth of 1%.

4. Payment: Incentive payments to be paid in July 2000, after Board approval. Officer must be employed at the end of fiscal year 2000 to be eligible for any bonus.

5. Partial Year: New officers appointed to an executive officer position during the first three quarters of the year will participate in the Program, but their incentive payment will be prorated based upon their time in the position.

     Executive officers appointed during the fourth quarter of the fiscal year will begin participation with the start of the next fiscal year.

6. Changes and Terminations: Changes to and termination of the Program is at the sole discretion of the Board's Compensation Committee.